PROMISSORY NOTE

SECURED BY DEED OF TRUST

Fremont, California

May 8, 2001

$1,000,000.00

  THE NOTE AND YOUR RE-PAYMENT OBLIGATIONS

FOR VALUE RECEIVED, the undersigned, Stephen G. Newberry ("You" or "Borrower"), promise to pay to the order of LAM RESEARCH CORPORATION, a Delaware corporation ("Lam"), at its offices at 4650 Cushing Parkway, Fremont, California 94538, the principal sum of your advances against this note, up to a total of One Million dollars ($1,000,000.00) (the "Principal"), with interest on the unpaid principal amount accruing from the date on which an advance is paid to you, at the rate of six and three-quarter percent (6.75%) per year. The interest shall be simple interest, not compound. You are required to repay all unpaid Principal and accrued interest no later than May 8, 2005 (the "Maturity Date"), or upon a Maturity Event (defined below), whichever comes first.

You may prepay all or any portion of the Principal of this Note at any time prior to the Maturity Date, with no premium or penalty. If You pre-pay all of the Principal, the accrued interest You owe will be calculated as of that pre-payment date. If You pre-pay some of the principal, the interest You owe going forward will be calculated on the remaining unpaid Principal. You understand that all payments under this Note, including pre-payments, shall be applied first to accrued and unpaid interest and then to outstanding Principal.

Advances against this note may be requested at any time before the Maturity date and must be authorized by either Borrower or Borrower's Spouse, who will also sign this Note. All requests for advances shall be delivered to Craig Garber, Treasurer of Lam Research Corporation and will be processed by Lam in a commercially reasonable manner.

  THE PROPERTY YOU ARE PLEDGING AS SECURITY FOR THE NOTE

As security for this Note, You are giving Lam a deed of trust (the "Deed of Trust") in the real property commonly known as [address], State of California (the "Property"). It is the expectation and understanding of You and Lam that the Deed of Trust will, at all times during the term of this Note, be subordinated only to a primary mortgage on the Property ("Permitted Primary Mortgage"), and will be senior to any other mortgage, borrowing or encumbrance on the Property. The Property is more specifically described in the Deed of Trust, which is dated May 8, 2001 and is recorded in the Official Records of Santa Clara County. During the term of this Note, You agree to purchase and maintain insurance on the Property of a type and in an amount which is customary and reasonable given the value and location of the Property (or as specifically provided in the Deed of Trust).

You also understand that during the term of this Note Lam may elect, at its own expense, to purchase and maintain individual life insurance in Your name, and to designate Lam as the sole beneficiary under the policy of insurance (the "Insurance"). Lam will apply any proceeds of such insurance to the balance due under this Note. You agree to cooperate and to provide appropriate information necessary to enable Lam to obtain such Insurance. This may include submitting to a medical examination and making appropriate medical records available to the issuer of the Insurance. Of course, You are free to maintain any additional and separate life insurance, at Your own expense.

  LAM'S REMEDIES IN THE EVENT OF DEFAULT

1. Accelerating the Time You have to Re-Pay the Note

Below are the various Maturity Events. If any of them occurs, Lam may, at its option, accelerate Your requirement to re-pay the balance of this Note. You agree that in that instance, all unpaid Principal and accrued interest is immediately due and payable to Lam, without further demand or notice from Lam:

a. If Your employment with Lam ends for any reason, whether voluntary or involuntary, and whether with cause or without cause;

b. If You file a petition of bankruptcy, whether a voluntary or involuntary petition;

c. If any bankruptcy proceeding is brought against You under bankruptcy or insolvency laws;

d. If Lam, at any time, believes that the Property You are pledging as security for this Note is unsatisfactory, insufficient or diminished in value (e.g., if the outstanding principal balance of the Note and any Permitted Primary Mortgage exceeds 100% of the lesser of the (1) then-appraised or (2) fair market value of the Property), and You refuse Lam's request either to provide more or other security or collateral, or to pre-pay some amount on the Note;

e. If Lam, at any time, reasonably believes Your ability to re-pay the Note on time or at all becomes impaired or uncertain;

f. If You sell, convey, further encumber or alienate the Property You are pledging as security for this Note, or any interest You have in the Property, or if You lose Your title or rights in the Property in any manner or degree, whether voluntarily or involuntarily;

g. If You fail, at any time, to make any payment or to perform any other obligation which You have agreed to do under this Note, or under any deed of trust or other lien on the Property (including, but not limited to, the Deed of Trust), and such failure is deemed a default pursuant to the terms of such deed of trust or other lien (or applicable law with respect to such other lien);

h. You no longer occupy the Property as Your principal residence; or

i. If You have lied about or misrepresented any representation or warranty provided in the Deed of Trust, this Note or any other agreement or instrument You have given Lam which relates to Your employment.

2. Seizing the Property You have Pledged as Security for the Loan

In the event any of the Maturity Events identified above occurs, Lam may, at its option, execute its security interest against the Property. Lam's right to execute against the Property is in addition to, and not exclusive of, Lam's right identified above to accelerate Your obligation to re-pay the Principal and accrued interest, and to bring a claim against You for repayment of the amount of the unpaid Principal and accrued interest.

  OTHER MATTERS

You agree to pay and be responsible for all federal or state taxes, if any, which are required by law to be paid with respect to this Note, or the Property. You also agree to indemnify, defend and hold Lam harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity made against Lam for any amounts claimed due on account of this Note or pursuant to claims made under any federal or state tax laws, and any costs, expenses or damages sustained by Lam by reason of any such claims, including any amounts paid by Lam as taxes, attorneys' fees, deficiencies, levies, assessments, fines, penalties, interest or otherwise.

In the event Lam incurs expenses in connection with Lam's attempt to collect any amounts You owe under this Note, or to exercise any rights Lam may have under this Note or under the Deed of Trust, You agree to reimburse Lam for those expenses. Further, in the event any legal action is necessary to enforce or collect this Note or to execute against the Property, or any other obligations You have pursuant to this Note, You agree that the party who prevails in the action (whether You or Lam) shall be entitled to reasonable attorneys' fees in addition to any other relief to which the party may be entitled.

This Note may be amended or modified, and provisions hereof may be waived, only by the written agreement of You and Lam. You understand that Lam's delay or failure to exercise any right, power or remedy hereunder shall not operate as a waiver of such right, power or remedy. Additionally, if Lam does waive or excuse Your failure to perform some obligation under this Note, or Lam does not exercise on any one occasion some right, power or remedy that Lam may have, that shall not bar or waive Your obligations, or Lam's rights, powers or remedies on any other occasion. You understand and agree that Lam's rights under this Note to accelerate Your payment obligations, to execute its rights in the Property, or to bring a claim against You for failure to make timely payments under the Note are cumulative and in addition to any other rights and remedies which the Lam may have.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California. Any dispute arising from this Note, or Lam's or Your rights or obligations under the Note, shall be properly brought in the County of Alameda, California.

BORROWER	BORROWER'S SPOUSE
/s/ Stephen G. Newberry	/s/ Shelley Newberry
Stephen G. Newberry	Shelley Newberry
Date: May 8, 2001	Date: May 8, 2001